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                                                                     EXHIBIT 23

                         INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Group Maintenance America Corp.

  We consent to incorporation by reference in the registration statements (No. 333-41749, No. 333-41751, No. 333-58651, No. 333-60537 and No. 333-69421) on
Form S-8 and (No. 333-69533) on Form S-4 of Group Maintenance America Corp. of our report dated January 8, 1999, relating to the balance sheets of Romanoff Electric Corp. as of December 31, 1996 and 1997, and the related statements of operations, shareholders' equity and cash flows for each of the years in the three year period ended December 31, 1997, which report appears in the current report on Form 8-K/A of Group Maintenance America Corp. dated January 19, 1999.

                                          KPMG LLP

Houston, Texas
January 19, 1999